Exhibit 10.11

AMENDMENT TO LEASE

THIS AMENDMENT TO  LEASE (the “Amendment”), dated as of May 4, 2007, is made by and between GATEWAY PARTNERSHIP, LLC, 100 French Creek Parkway, Phoenixville, Pennsylvania 19460, ("Landlord") and NEW CENTURY BANK ("Tenant").

BACKGROUND:

A. Landlord and Tenant are parties to a Lease Agreement dated as of January 5, 2007 (the “Lease”), relating to Tenant’s lease of certain “Leased Space” described therein (the “Leased Space”) in the in the building known as “The Gateway Building” ("Building") erected by Landlord at 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 (the “Land”).

B. Certain disagreements have arisen between Landlord and Tenant regarding the scope, cost and responsibility for payment, relating to work to be done by Landlord for Tenant pursuant to Section 6(a) of the Lease (the “Project”).

C. The parties have resolved their agreements pursuant to:  (i) this Amendment to Lease, including without limitation a Work Agreement of even date herewith in the form of Exhibit I hereto (the “Work Agreement”).  The Work Agreement and this Amendment are sometimes referred to herein as the “Supplemental Agreements.”

NOW, THEREFORE, intending to be legally bound hereby and in consideration of the Lease Amendment, the Resolution Agreement and the respective benefits contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledge, the parties agree as follows.

l. Notwithstanding Section 1 of the Lease, the “Initial Term” shall commence on the “Commencement Date” (as defined below) and shall end fifteen (15) years after the Commencement Date.

2. Section 2 of the Lease is hereby amended and restated to read in full as follows:

“2. OCCUPANCY AND RENTAL PAYMENT COMMENCEMENT:

(a) In the event the Building is “Finally Complete” (as defined in the Work Agreement) on or before July 1, 2007 (the “Anticipated Completion Date”), the Base Rent shall commence to accrue and shall first be payable on July 1, 2007.

(b) In the event the Building is not Finally Complete on or before the Anticipated Completion Date, except to the extent such delay is attributable to “Tenant Delay” (as defined below), the Base Rent and all other rent provided for in the Lease shall be abated by one day beyond the Commencement Date for each day occurring during the period commencing on the Anticipated Completion Date and ending on Final Completion, subject, however, to Tenant’s right to terminate the Lease in accordance with applicable provisions of the Lease.

(b) To the extent that Final Completion is delayed beyond the Anticipated Completion Date due to Tenant Delay, such delay shall not delay or suspend tenant’s obligation to pay rent.

(c) For purposes of this Lease, a delay shall be deemed a “Tenant Delay” to the extent such delay is primarily caused by (i) additional Tenant-proposed change orders and such delay was specifically described and quantified in writing by Landlord to Tenant, prior to final agreement on the change order, according to the procedures set forth in the Work Agreement, (ii) any new requirement of Tenant that is not reflected in the “Final Plans and Specifications” referred to in the Work Agreement or otherwise provided for or contemplated by this Lease or any amendment hereto or the Work Agreement and is implemented, or (iii) any other material failure of Tenant or its representatives to act in a timely fashion under the Lease.

(d) The date of “Final Completion” (as defined in the Working Agreement) and the “Commencement Date” (for purposes of this Lease) shall be conclusively evidenced by a Completion Certificate, which shall be signed by each of the parties in the form attached as Exhibit J promptly after the date of Final Completion.”

4. Section 6(d) of the Lease is hereby deleted.

5. Section 7(c) of the Lease is hereby amended to read in full as follows:

“(c) Provide for Tenant five (5) parking spaces per 1,000 square feet of gross lease-able area of the premises (76 parking spaces). In addition, the Landlord will dedicate ten (10) parking spaces on the Land adjacent to the branch as New Century Bank customer parking. Additionally, a handicap space will be provided in a manner usable by van and wheelchair for New Century’s Chairman in a location adjacent to the north lobby office entrance to the building.

(i) Promptly after execution of this Lease, Landlord will consult with Tenant before finalizing any parking arrangements with third parties for the parking spaces that are part of the Gateway Building; such arrangements shall not conflict with the arrangements described in paragraph (ii) below.

(ii) Landlord agrees that Tenant may permit the use of the 87 Tenant-allocated parking spaces described in this subsection (c) (the “Parking Spaces”) by members of the public, including without limitation customers and invitees of nearby business establishments, but only (i) as of right during hours after 5:00 p.m., or (ii) with Landlord’s written consent (which will not be unreasonably withheld, conditioned or delayed) on a case-by-case basis for designated dates during the business day prior to 5:00 p.m.  Tenant’s right to permit the use of the Parking Spaces shall be conditioned upon Landlord receiving reasonably satisfactory indemnity against liability related to the use of the Parking Spaces and liability insurance designating Landlord as an additional insured with respect to risks of liability related to the use of the Parking Spaces.

(iii) In the event that problems occur with the usage of the parking spaces described in paragraph (i) or paragraph (ii) of this subsection by third parties, Landlord and Tenant agree to confer regarding, and cooperate reasonably to find appropriate solutions for such problems.  If Landlord and Tenant are unable to find a solution, Landlord may suspend the usage of the parking spaces described in paragraph (i) or paragraph (ii) of this subsection by third parties, but Landlord shall not do so unreasonably.”

6. Section 8(a) is hereby amended to add at the end thereof the following:

“Notwithstanding the provisions of Exhibit C defining Tenant’s percentage share of “Operating Expenses,” Tenant’s percentage share shall be that percentage which is derived by dividing the number of rentable square feet leased by Tenant, excluding the “Corridor” referred to in the Work Agreement (15,200) by the total amount of square feet of rentable square feet (31,054) of which the Leased Space is a part.  That percentage is (48.9%).”

7. Section 25 of the Lease is hereby amended to the following sentence at the end thereof:

“The foregoing shall include additional signage on the top exterior of the Building and an awning over the Mini Branch entrance subject to approval by the Borough of Phoenixville.  Any proposal for additional signage and awning shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall bear all expenses of obtaining governmental consent and installing such signage and awning.”

8. Section 30 of the Lease is hereby amended to read in full as follows:

“30.                TENANT’S EXISTING LEASE:   This Section describes the agreements between Landlord and Tenant with respect to Tenant’s lease of various portions of its premises at Tenant’s current location on Route 113.  These premises include three separate buildings:  (i) Tenant’s retail branch (the “Route 113 Branch”); (ii) Tenant’s executive offices (the “Route 113 Executive Offices”); and (iii) Tenant’s operations area (the “Route 113 Operations Building”).

(a) Landlord shall have no responsibility with respect to Tenant’s lease of the Route 113 Branch.

(b) Upon the Commencement Date, Landlord will commence payment of all base rental payments of Tenant for the remaining balance of the lease for (i) the Route 113 Executive Offices, notwithstanding that Tenant may remain in occupancy thereof, and (ii) the Route 113 Operations Building in accordance with Exhibit “G” to this Lease.

(c) With respect to the Route 113 Executive Offices, Tenant shall make available for sublet, subject to the conditions of this paragraph, approximately 1,500 square feet of Route 113 Executive Offices.  Landlord and Tenant agree to cooperate reasonably to attempt to negotiate and finalize a sublease for these 1,500 square feet on terms mutually acceptable to Landlord, Tenant, the subtenant and Tenant’s landlord for the Route 113 Executive Offices and Operations Building (the “Route 113 Landlord”). Subject to finalization of a mutually acceptable sublease as set forth in the foregoing sentence, Tenant agrees to use diligent efforts to obtain consent from Tenant’s landlord for the sublease, and Landlord agrees to cooperate at Landlord’s expense in such efforts including without limitation providing such information to Tenant for submission to the Route 113 Landlord as the Route 113 Landlord may require relating to the proposed subtenant.  Subject to the agreements of the subtenant and the Route 113 Landlord, Tenant and Landlord agree that the sublease may provide for direct payments of sublease rental from the subtenant to Tenant and that the Landlord will guarantee these payments on terms and conditions mutually acceptable to Landlord and Tenant. So long as and to the extent that the subtenant pays rent to Tenant for the Route 113 Executive Offices, Landlord’s obligation with respect to Tenant’s rent on the Route 113 Executive Offices shall be replaced by the guarantee provided for in this paragraph. Thus, for example, if the subtenant’s base and additional rent payable to Tenant under the sublease is less than the base rent payable by Tenant at any time for the Route 113 Executive Offices, Landlord shall continue to be responsible for the difference.

(d) Landlord has proposed a subtenant for the Route 113 Operations Building and has advised Tenant that the subtenant needs to take occupancy of the Route Operations Building on July 1, 2007.  Provided Final Completion has occurred before July 1, 2007, Tenant agrees to vacate the Route 113 Operations Building before July 1, 2007.  Landlord and Tenant agree to cooperate reasonably to attempt to negotiate and finalize a sublease on terms mutually acceptable to Landlord, Tenant, the Route 113 Landlord.  Subject to finalization of a mutually acceptable sublease as set forth in the foregoing sentence, Tenant agrees to use diligent efforts to obtain consent from Tenant’s landlord for the sublease, and Landlord agrees to cooperate at Landlord’s expense in such efforts including without limitation providing such information to Tenant for submission to the Route 113 Landlord as the Route 113 Landlord may require relating to the proposed subtenant.  Subject to the agreements of the subtenant and the Route 113 Landlord, Tenant and Landlord agree that the sublease may provide for direct payments of sublease rental from the subtenant to Tenant and that the Landlord will guarantee these payments on terms and conditions mutually acceptable to Landlord and Tenant.  So long as and to the extent that the subtenant pays rent to Tenant for the Route 113 Operations Building, Landlord’s obligation with respect to Tenant’s rent on the Route 113 Operations Building shall be replaced by the guarantee provided for in this paragraph.  Thus, for example, if the subtenant’s base and additional rent payable to Tenant under the sublease is less than the base rent payable by Tenant at any time for the Route 113 Operations Building, Landlord shall continue to be responsible for the difference.”

9. The second full paragraph of Exhibit B to the Lease, beginning, “Tenant will furnish complete…” and ending with, “… even though alterations are unfinished,” is hereby deleted in its entirety.

10. The Lease shall remain in full force and effect except as amended by the Supplemental Documents.

11. The terms and conditions of the Supplemental Documents shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

TENANT:	LANDLORD:
NEW CENTURY BANK	GATEWAY PARTNERSHIP, LLC

BY: /s/ James W. McKeighan, III	BY: /s/ Walter J. Logan
James W. McKeighan, III	Walter J. Logan
President	President & CEO

ATTEST:	ATTEST:______________________
(Signature)	(Signature)
Print Name: _____________________	Print Name: _____________________
Title: _____________________	Title: _____________________

EXHIBIT J

COMMENCEMENT CERTIFICATE

THIS COMMENCEMENT CERTIFICATE, dated as of ________________, 2007, by and between GATEWAY PARTNERSHIP, LLC, 100 French Creek Parkway, Phoenixville, Pennsylvania 19460, ("Landlord") and NEW CENTURY BANK ("Tenant").

BACKGROUND:

A. By Agreement of Lease dated January 5, 2007, as amended by that certain Amendment to Lease by and between the parties dated May 4, 2007 (collectively, the “Lease”), Landlord leased to Tenant certain “Leased Space” described therein (the “Leased Space”) in the in the building known as “The Gateway Building” ("Building") erected by Landlord at 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 (the “Land”). In accordance with the terms of the Lease the parties now desire to certify and memorialize certain events and conditions.

NOW, THEREFORE, Landlord and Tenant hereby confirm and acknowledge the following:

1. “Final Completion” (as defined in the Lease) occurred on ____________, 2007.

2. The “Commencement Date” referred to in the Lease is _____________, 2007.

3. The Term of the Lease shall expire on ___________, 2022, provided however, that the Term of the Lease may be terminated sooner in accordance with the terms thereof, and may be renewed and extended by Tenant in accordance with the terms thereof.

4. Landlord and Tenant each certifies to the other that, as of the date hereof:

(a) the Tenant have been given exclusive possession of the Leased Space and the Lease is in full force and effect and has not been amended or otherwise modified, except as set forth above;

(b) Landlord acknowledges that Tenant is not in default under the terms of the Lease except in the following respects, if any (if none, state “none”): ______________________________;

(c) Tenant acknowledges that Landlord is not default under the terms of the Lease except in the following respects, if any (if none, state “none”): ______________________________;

(d) Landlord has completed the “Tenant Improvements” referred to in the Work Agreement between the parties related to the Lease, and those Tenant Improvements have been accepted by Tenant as being in conformance with the terms of the Lease and the Work Agreement, except (i) the punch-list items, if any, set forth on Schedule A attached to this Commencement Certificate and initialed by Landlord and Tenant; and (ii) the following, if any (if none, state “none”): _______________________.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed this Certificate as of the date set forth above.

TENANT:	LANDLORD:
NEW CENTURY BANK	GATEWAY PARTNERSHIP, LLC

BY: _____________________	BY:___________________________
Print Name: _____________________	Print Name: _____________________
Title: _____________________	Title: _____________________

SCHEDULE A
to
Commencement Certificate
under
Lease between
NEW CENTURY BANK and GATEWAY PARTNERSHIP, LLC

Punch List Items